Exhibit 5.1(b)

1271 Avenue of the Americas | New York, NY 10020

blankrome.com

December 16, 2024

The Board of Directors

Kartoon Studios, Inc.

190 N. Canon Drive, 4th Floor

Beverly Hills, CA 90210

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Kartoon Studios, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1, as amended (File No. 333-282385) (the “Registration Statement”) relating to the offering by the Company of up to 7,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) or, in lieu thereof, up to 7,500,000 pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 7,500,000 shares of Common Stock (the “Pre-Funded Warrant Shares”), up to 7,500,000 Series A common warrants (the “Series A Common Warrants”) to purchase up to 7,500,000 shares of Common Stock (the “Series A Common Warrant Shares”) and up to 7,500,000 Series B common warrants (the “Series B Common Warrants” and, together with the Series A Common Warrants, the “Common Warrants”) to purchase up to 7,500,000 shares of Common Stock (the “Series B Common Warrant Shares” and, together with the Series A Common Warrant Shares, the “Common Warrant Shares”) as well as up to 1,575,000 placement agent warrants (the “Placement Agent Warrants” and, together with the Pre-Funded Warrants and the Common Warrants, the “Warrants”) to purchase up to 1,575,000 shares of Common Stock (the “Placement Agent Warrant Shares”). The Shares, Pre-Funded Warrants, Pre-Funded Warrant Shares, Common Warrants, Common Warrant Shares, Placement Agent Warrants and Placement Agent Warrant Shares are collectively referred to as the “Securities.” The proposed maximum aggregate offering price of the Securities is $14,681,250. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) resolutions adopted by the Board of Directors of the Company (the “Board”) and the Pricing Committee of the Board, (iii) the articles of incorporation of the Company, as amended, (iv) the bylaws of the Company, as amended (v) the form of the Pre-Funded Warrant, (vi) the form of the Common Warrants, (vii) the form of the Placement Agent Warrant, and (viii) such other corporate records, agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinions hereinafter expressed.

In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others. We have also relied upon the opinion, dated December 16, 2024, of Flangas Law Group, that the Company is a corporation validly existing and in good standing under the laws of the state of Nevada and that the Pre-Funded Warrants, the Common Warrants and Placement Agent Warrants have been duly authorized.

1

Based on the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, we are of the opinion that:

1.When the Pre-Funded Warrants are issued, delivered and paid for, as contemplated in the Registration Statement and prospectus, the Pre-Funded Warrants will constitute valid and binding obligations of the Company.

2.When the Common Warrants are issued, delivered and paid for, as contemplated in the Registration Statement and prospectus, the Common Warrants will constitute valid and binding obligations of the Company.

3.When the Placement Agent Warrants are issued, delivered and paid for, as contemplated in the Registration Statement and prospectus, the Placement Agent Warrants will constitute valid and binding obligations of the Company.

This opinion is limited the applicable laws of the State of New York in effect on the date hereof that, in our experience, are normally applicable to transactions of the type contemplated by the Warrants. We express no opinion with respect to the laws of any other jurisdiction.

With regard to our opinions concerning the Warrants constituting valid and binding obligations of the Company:

1. Our opinions are subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, conservatorship, moratorium, fraudulent conveyance, fraudulent transfer, and similar laws and court decisions affecting the rights and remedies of creditors and secured parties generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, impossibility of performance, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

2. Our opinions are subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

3. We express no opinion as to any provision of the Warrants that: (a) provide for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relate to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restrict non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relate to exclusivity, election or accumulation of rights or remedies, (f) authorize or validate conclusive or discretionary determinations, or (g) provide that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

4. We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty nor may one be inferred or implied.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP

2